Bear Stearns Series 2005-FR1
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
I-A-1	55,355,188.33	3,949,437.40	257,540,811.67
I-A-2	0	1,588,407.69	115,714,000.00
I-A-3	0	673,716.89	47,492,000.00
II-A-1	26,295,918.21	2,567,664.88	167,759,081.79
II-A-2	6,574,013.45	649,558.68	41,939,986.55
M-1	0	1,178,046.01	80,803,000.00
M-2	0	834,563.77	55,136,000.00
M-3	0	240,500.06	15,685,000.00
M-4	0	269,804.87	15,685,000.00
M-5	0	227,055.87	12,833,000.00
M-6	0	200,441.08	10,457,000.00
M-7	0	194,851.61	8,556,000.00